SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009

Sterling Mining Company

(Exact name of registrant as specified in its charter)

Idaho

(State or Other Jurisdiction of Incorporation or Organization)

000-51669	82-0300575
(Commission File Number)	(I.R.S. Employer Identification Number)

2201 N. Government Way, Ste E

Coeur d’Alene, ID 83814

(Address of principal executive offices including zip code)

(208) 666-4070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant

On January 16, 2009, Moore & Associates, Chartered, (the “Accountant”), the independent accountant for Sterling Mining Company engaged to audit the financial statements for year ended December 31, 2008, resigned as Sterling Mining’s independent accountant.

Sterling Mining’s management represents as follows:

(a) During Sterling Mining’s most recent quarter and the subsequent interim period through the date of resignation, there were no disagreements with the Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the Accountant would have caused it to make reference to the subject matter of the disagreement in its reports.

(b) During the quarter and the subsequent interim period through the date of resignation there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the Accountant’s report.

Sterling Mining is now beginning the process of seeking and engaging a successor accountant. No successor accountant has been selected or engaged.

Item 8.01	Other Events

Sterling Mining Company (“the Company”) disclosed in the third quarter 10-Q filing that the company was in default on a note dated June 18, 2008 with Private Capital Group. Private Capital Group served the Company with a lawsuit on January 21, 2009 pleading for $1,519,507 plus continued interest, copy of lawsuit attached as Exhibit 99.1

In addition to the above lawsuit the Company has received lawsuits due to default from the following entities: Miller Sales and Engineering, Inc., Atlas Mining Company, Byrnes and Keller, LLP, Hull and Branstetter Chartered, Summit Assurance, LLC., Fruci, II, PS,

The company is defending itself from these lawsuits and is currently seeking investment partners to assist in dealing with the financial challenges facing the company at this time.

Item 9.01	Financial Statements and other exhibits

The following are filed as exhibits to this report:

Exhibit No.	Description of Document
16.1	Letter from Moore & Associates, Chartered

99.1	Pacific Capital Group Court Filing

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: January 22, 2009	By:	/s/ Kenneth R. Rux
Kenneth R. Rux
Chief Financial Officer